Exhibit 3.1

THE JONES FINANCIAL COMPANIES, L.L.L.P.

NINETEENTH

AMENDED AND RESTATED

AGREEMENT OF REGISTERED

LIMITED LIABILITY LIMITED PARTNERSHIP

Dated as of June 6, 2014

i

6.2 Withdrawal Upon Request	21
6.3 Return of Capital and Purchase of Interest	21
6.4 Death of a Limited Partner or Subordinated Limited Partner	23
6.5 Death or Disability of a General Partner	23
6.6 General Partner Interest—56th Birthday	24
6.7 Restriction on Capital Contribution Return	25
6.8 Liability of a Withdrawn General Partner	26
6.9 Effect of Event of Withdrawal	26

ARTICLE SEVEN TRANSFERABILITY OF PARTNER INTERESTS	26
7.1 Restrictions on Transfer	26
7.2 Substituted Limited Partners	27

ARTICLE EIGHT DISTRIBUTIONS AND ALLOCATIONS; LIABILITY OF GENERAL PARTNERS	27
8.1 Allocation of Net Income or Net Loss	27
8.2 Distributions	28
8.3 Distribution of Frozen Appreciation Amount	29
8.4 Sale of Assets to Third Party	30
8.5 Other Sales or Dispositions to Third Party	30
8.6 Allocation of Profits and Losses For Tax Purposes	31
8.7 Liability of General Partners	33

ARTICLE NINE BOOKS, RECORDS AND REPORTS, ACCOUNTING, TAX ELECTIONS, ETC.	33
9.1 Books, Records and Reports	33
9.2 Bank Accounts	34
9.3 Depreciation and Elections	34
9.4 Fiscal Year	34

ARTICLE TEN LIABILITY; INDEMNIFICATION	34
10.1 Liability of General Partners	34
10.2 Exculpation	35
10.3 Indemnification by Partnership	35
10.4 Indemnification by General Partners	35
10.5 Control of Defense	36
10.6 Effect of Future Amendments to Partnership Agreement	36
10.7 Expenses; Certain Limitations	36
10.8 Non-Exclusivity	37
10.9 Insurance	37
10.10 Settlement	37

ARTICLE ELEVEN MEDIATION/ARBITRATION	38
11.1 Mediation/Arbitration	38
11.2 Forum Selection	39
11.3 Statute of Limitations	40
11.4 Other Agreements	40

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ARTICLE TWELVE GENERAL PROVISIONS	40
12.1 Appointment of Attorneys-in-Fact	40
12.2 Word Meanings	41
12.3 Binding Provisions	41
12.4 Applicable Law	41
12.5 Counterparts	42
12.6 Entire Agreement	42
12.7 Separability of Provisions	42
12.8 Representations	42
12.9 Section Titles	42
12.10 Partition	42
12.11 No Third Party Beneficiaries	42
12.12 Amendments	43
12.13 Revocable Trusts	43

iii

THE JONES FINANCIAL COMPANIES, L.L.L.P.

(a Missouri Registered Limited Liability Limited Partnership)

NINETEENTH

AMENDED AND RESTATED

AGREEMENT OF REGISTERED

LIMITED LIABILITY LIMITED PARTNERSHIP

THIS NINETEENTH AMENDED AND RESTATED AGREEMENT OF REGISTERED LIMITED LIABILITY LIMITED PARTNERSHIP of The Jones Financial Companies, L.L.L.P. entered into as of this 6th day of June, 2014, by and among James D. Weddle as General Partner, and James D. Weddle as the Attorney-In-Fact for all of the other General Partners, all of the Limited Partners and all of the Subordinated Limited Partners (formerly referred to as the “Class II Subordinated Limited Partners”).

W I T N E S S E T H:

WHEREAS, the Partnership was formed as a limited partnership under the Missouri Revised Uniform Limited Partnership Act pursuant to an Agreement and Certificate of Limited Partnership dated June 5, 1987;

WHEREAS, the Partnership filed on July 15, 1987 its Amended and Restated Agreement and Certificate of Limited Partnership dated July 15, 1987 (the “Restated Agreement”);

WHEREAS, the Partnership filed on August 28, 1987, November 16, 1987, August 5, 1988, August 29, 1988, January 31, 1989, March 21, 1989 and August 10, 1989 its Amendments No. 1, 2, 3, 4, 5, 6 and 7 respectively, to its Restated Agreement;

WHEREAS, the Partnership filed on June 22, 1989 its Partner List as of May 31, 1989;

WHEREAS, the Restated Agreement as amended is hereinafter referred to as the “First Restated Agreement”;

WHEREAS, the First Restated Agreement was amended and restated in its entirety pursuant to a Second Amended and Restated Agreement and Certificate of Limited Partnership dated as of January 31, 1990 (the “Second Restated Agreement”);

WHEREAS, the Missouri Revised Uniform Limited Partnership Act was amended in August of 1990 and no longer requires certain information in certificates of limited partnership (filed with the Secretary of State) and now requires corresponding amendments to be made to agreements of limited partnership;

WHEREAS, the Partnership desired that the aforesaid Second Restated Agreement become two separate documents, namely a Third Amended and Restated Agreement of Limited Partnership (the “Third Restated Agreement”) and a separate restated Certificate of Limited Partnership;

WHEREAS, the Second Restated Agreement was amended and restated in its entirety pursuant to said Third Restated Agreement dated as of January 31, 1991;

WHEREAS, the Third Restated Agreement was amended and restated in its entirety pursuant to the Fourth Amended and Restated Agreement of Limited Partnership (the “Fourth Restated Agreement”) dated as of January 1, 1993;

WHEREAS, the Fourth Restated Agreement was amended and restated in its entirety pursuant to the Fifth Amended and Restated Agreement of Limited Partnership (the “Fifth Restated Agreement”) dated as of May 24, 1993;

WHEREAS, the Fifth Restated Agreement was amended and restated in its entirety pursuant to the Sixth Amended and Restated Agreement of Limited Partnership (the “Sixth Restated Agreement”) dated as of October 1, 1993;

WHEREAS, the Sixth Restated Agreement was amended and restated in its entirety pursuant to the Seventh Amended and Restated Agreement of Limited Partnership (the “Seventh Restated Agreement”) dated as of August 31, 1996;

WHEREAS, the Seventh Restated Agreement was amended and restated in its entirety to register the Partnership as a registered limited liability partnership pursuant to the Eighth Amended and Restated Agreement of Limited Partnership (the “Eighth Restated Agreement”) dated as of November 1, 1996;

WHEREAS, the Partnership filed as of February 26, 1998 an Amendment to the Certificate of Limited Partnership changing the Partnership’s name from The Jones Financial Companies, L.P., LLP to The Jones Financial Companies, L.L.L.P.;

WHEREAS, the Eighth Restated Agreement was amended and restated in its entirety pursuant to the Ninth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Ninth Restated Agreement”) dated as of April 1, 1998; and

WHEREAS, the Ninth Restated Agreement was amended and restated in its entirety pursuant to the Tenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Tenth Restated Agreement”) dated as of February 25, 1999; and

WHEREAS, the Tenth Restated Agreement was amended and restated in its entirety pursuant to the Eleventh Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Eleventh Restated Agreement”) dated as of May 23, 2000; and

WHEREAS, the Eleventh Restated Agreement was amended and restated in its entirety pursuant to the Twelfth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Twelfth Restated Agreement”) dated as of June 15, 2001; and

WHEREAS, the Twelfth Restated Agreement was amended and restated in its entirety pursuant to the Thirteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Thirteenth Restated Agreement”) dated as of February 11, 2003; and

WHEREAS, the Thirteenth Restated Agreement was amended and restated in its entirety pursuant to the Fourteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Fourteenth Restated Agreement”) dated as of January 1, 2004;

WHEREAS, the Fourteenth Restated Agreement was amended and restated in its entirety pursuant to the Fifteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Fifteenth Restated Agreement”) dated as of May 14, 2004;

WHEREAS, the Fifteenth Restated Agreement was amended and restated in its entirety pursuant to the Sixteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Sixteenth Restated Agreement”) dated as of May 12, 2006;

WHEREAS, the Sixteenth Restated Agreement was amended and restated in its entirety pursuant to the Seventeenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Seventeenth Restated Agreement”) dated as of March 26, 2010;

WHEREAS, the Seventeenth Restated Agreement was amended and restated in its entirety pursuant to the Eighteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Eighteenth Restated Agreement”) dated as of November 26, 2010, and

WHEREAS, the parties now desire to amend and restate said Eighteenth Restated Agreement in its entirety pursuant to this Nineteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership.

NOW, THEREFORE, pursuant to the terms, covenants and conditions set forth herein and the mutual promises contained herein, the parties hereto agree as follows:

ARTICLE ONE

DEFINED TERMS

The defined terms used in this Agreement shall have the meanings specified below:

“Affiliate” of a specified person means any Person (a) who directly or indirectly controls, is controlled by, or is under common control with the specified Person; (b) who owns or controls ten percent (10%) or more of the specified Person’s outstanding voting securities or equity interests; (c) in whom such specified Person owns or controls ten percent (10%) or more of the outstanding voting securities or equity interests; (d) who is a director, partner, manager, executive officer or trustee of the specified Person; or (e) in whom the specified Person is a director, partner, manager, executive officer or trustee.

“Agreement” means this Nineteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership, as amended from time to time.

“Audit Committee” means the committee established pursuant to Section 4.10.

“Capital Account” means an account established by the Partnership and maintained for each Partner, for federal income tax purposes, which account shall be credited with:

(i) the amount of the Partner’s Capital Contributions; and

(ii) the amount of Partnership income (including income exempt from federal income tax) and gain (or items thereof) allocated to the Partner pursuant to Article Eight hereof;

and which shall be debited by:

(iii) the amount of Partnership losses and deductions (or items thereof) allocated to the Partner pursuant to Article Eight hereof;

(iv) the amount of Partnership expenditures described in Treasury Regulations Section 1.704-1(b)(2)(iv)(i) allocable to the Partner in the same proportion as that in which the Partner bears the economic burden of those expenditures; and

(v) the amount of all distributions to the Partner pursuant to Article Eight hereof.

In addition, the Capital Account of each Partner shall be adjusted as necessary to comply with Treasury Regulations Section 1.704-1(b)(2)(iv). In the event the Managing Partner shall determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are completed in order to comply with such regulations, the Managing Partner may amend this Agreement to reflect such modification, provided that it is not likely to have a material effect on the amounts distributable to the Partners pursuant to Article Eight upon dissolution of the Partnership.

If any Partner would otherwise have a negative balance in his Capital Account, the amount of any such negative balance shall be reduced (but not in excess of such negative balance) by the amount of such Partner’s share of Partnership Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-1(b)(4)(iv)(f)) after taking into account all increases and decreases to such Partnership Minimum Gain during the taxable year.

In the event that the Partnership is deemed to be terminated for federal income tax purposes due to the sale or exchange of fifty percent (50%) or more of the Partnership interests within a twelve (12) month period, appropriate adjustment shall be made to the Capital Accounts to reflect such termination as required by the Internal Revenue Code and applicable Treasury Regulations.

In the event that interests in the Partnership are sold, exchanged or otherwise transferred, and the transfer is recognized under Article Six or Article Seven hereof, or by operation of law, the Capital Account of the transferee will equal the Capital Account of the transferor immediately before the transfer. However, if such a sale or exchange, either alone or in combination with other sales or exchanges within a twelve-month period results in a transfer of fifty percent (50%) or more of the Partnership interests causing a termination of the Partnership for federal income tax purposes, the adjustment required by the immediately preceding paragraph shall be made.

“Capital Contribution” means the total amount of cash or property, including the proceeds of loans made by the Partnership to a Partner, contributed as equity to the Partnership by each Partner pursuant to the terms of this Agreement, including the amount of any allocated income withheld by the Partnership and designated as a Capital Contribution. The Capital Contributions of the Partners have been previously set forth on exhibits to this Agreement. From the date hereof, the Capital Contributions of the Partners shall be reflected in the books and records of the Partnership.

“Certificate of Limited Partnership” means the document, as amended or restated from time to time, filed as a certificate of limited partnership under the Missouri Limited Partnership Act.

“Claim” shall have the meaning set forth in Section 10.2.

“Covered Person” shall have the meaning set forth in Section 10.2.

“Dispute” shall have the meaning set forth in Section 11.1A.

“EDJ” shall have the meaning set forth in Section 2.3.

“Event of Withdrawal” means, as to a General Partner, the occurrence of death, adjudication of mental incompetence, bankruptcy, dissolution, or voluntary or involuntary withdrawal or removal from the Partnership or any other event of withdrawal set forth in the Missouri Limited Partnership Act.

“Exclusive Venues” shall have the meaning set forth in Section 11.2.

“Executive Committee” shall have the meaning set forth in Section 4.4A.

“Executive Officers” shall have the meaning set forth in Section 4.4A.

“Fiscal Month” means the monthly accounting period used to prepare the Partnership’s monthly financial statements.

“Fiscal Year” shall have the meaning set forth in Section 9.4.

“FINRA” means the Financial Industry Regulatory Authority, any successor agency, and where applicable, any predecessor agency, such as the National Association of Securities Dealers, Inc. or NASD.

“Frozen Appreciation Amount” means each General Partner’s share of the unrealized appreciation of certain real estate (the “Real Estate”) owned by EDJ Leasing Co. on the date such General Partner contributes his general partnership interest in EDJ Leasing Co. to the Partnership. The Frozen Appreciation Amount shall be maintained in the books and the records of the Partnership. The Real Estate currently consists of the land and improvements as shown on the books and records of the Partnership. Each year, as of December 31, if in the opinion of the Managing Partner there has been a material diminution in the value of the Real Estate, the Partnership shall appraise (to the extent not previously sold) the Real Estate and the shares of unrealized appreciation shall be appropriately and proportionately adjusted for each General Partner on the books of the Partnership. The unrealized appreciation per each separate tract of Real Estate as set forth on the books of the Partnership may never exceed the amount used in making the original calculation even if a given appraised value later exceeds such amount. When, as and if a given tract of Real Estate is sold, the unrealized appreciation then attributable to such tract of Real Estate shall no longer be included in the calculation of the Frozen Appreciation Amount on the books of the Partnership.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Partners” means those Persons whose names are set forth in the books and records of the Partnership as being General Partners, and any other Person who becomes a successor or additional General Partner of the Partnership as provided herein.

“General Partner’s Adjusted Capital Contribution” means the Capital Contribution of the General Partner plus all Net Income thereafter allocated to the account of the General Partner minus (a) all Net Loss thereafter allocated to the account of the General Partner, and (b) any cash or property thereafter distributed to (or for the benefit of) the General Partner. Payments of salaries, bonuses or expenses to a General Partner by the Partnership shall not affect such General Partner’s Adjusted Capital Contribution.

“General Partner Interest” means a General Partner’s entire ownership interest in the Partnership.

“General Partner Percentage” means a percentage determined by dividing a General Partner’s Adjusted Capital Contribution by the Adjusted Capital Contributions of all of the General Partners.

“Grantors” shall have the meaning set forth in Section 12.13.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Limited Partners” means those Persons whose names are set forth in the books and records of the Partnership as being the Limited Partners, and any other Person who becomes a Limited Partner of the Partnership as provided herein. For purposes of clarity, Limited Partners shall include all Partners who were “Limited Partners” prior to the date of this Agreement.

“Loan Limitation Amount” shall have the meaning set forth in Section 4.4C.

“Management Committee” shall have the meaning set forth in Section 4.11A.

“Managing Partner” shall have the meaning set forth in Section 4.1B.

“Mandatory Withdrawal Amount” shall have the meaning set forth in Section 6.2.

“Mandatory Withdrawal Notice” shall have the meaning set forth in Section 6.2.

“Missouri Limited Partnership Act” means the Missouri Revised Uniform Limited Partnership Act, as amended from time to time.

“Missouri Partnership Act” means the Missouri Uniform Partnership Law, as amended from time to time.

“Net Income or Net Loss” means, with respect to any fiscal period, the net income or the net loss of the Partnership, determined in accordance with GAAP modified to exclude the application of the Financial Accounting Standards Board Accounting Standards Codification No. 480 provided, however, there shall be excluded from such net income or net loss (after deduction of the guaranteed payments required by Section 3.3B hereof and the bonus compensation provided for in Section 4.1B(v) hereof) any unrealized gains or losses on securities or rights or options to acquire securities held by the Partnership (or by any entity whose financial statements are consolidated with the financial statements of the Partnership) as (a) a hedge against fixed rate borrowings or (b) as long term passive investments (usually minority interests) (in the case of both (a) and (b), as opposed to other securities held by the Partnership or by any entity whose financial statements are consolidated with the financial statements of the Partnership as inventory for resale in the ordinary course of business).

“Notice” means a writing, containing the information required by this Agreement to be communicated to a Partner: (i) delivered personally to the Partner, (ii) placed in the Partnership’s intra office mail delivery system addressed to the Partner’s office at the Partnership, (iii) sent by facsimile transmission addressed to the Partner’s office at the Partnership, (iv) if sent from the United States, mailed by first class U.S. mail addressed to the Partner’s office at the Partnership or last known home residence as shown on the books of the Partnership, (v) if sent from a country other than the United States, mailed by class of mail comparable to first class United States mail addressed to the Partner’s office at the Partnership or last known home residence as shown on the books of the Partnership, (vi) sent by e-mail to the Partner’s Partnership e-mail address or (vii) delivered to a private express package delivery service addressed to the Partner’s office at the Partnership or last known home residence as shown on the books of the Partnership; if to the Partnership to the General Counsel or the Chief Financial Officer by either (i) first class U.S. mail or, if mailed outside the United States mailed by class of mail comparable to first class United States mail; or (ii) commercial overnight or private express package delivery service.

“Partner” means any General Partner, Limited Partner or Subordinated Limited Partner.

“Partnership” means the limited partnership (originally formed as a limited partnership which is now registered as a registered limited liability limited partnership) continued by this Agreement by the parties hereto, as said limited partnership may from time to time be constituted.

“Partnership Minimum Gain” means, for Partnership tax purposes, as set forth in Treasury Regulations Section 1.704-1(b)(4)(iv)(c), the amount of gain, if any, that would be realized by the Partnership if it were to sell or dispose of (in a taxable transaction) property subject to a non-recourse liability of the Partnership, in full satisfaction of such liability.

“Party” shall have the meaning set forth in Section 11.1A.

“Person” or “Persons” means a natural person, partnership, limited partnership (domestic or foreign), limited liability partnership, limited liability limited partnership, limited liability company, trust, estate, association or corporation.

“Premium” shall have the meaning set forth in Section 8.4D.

“Price” shall have the meaning set forth in Section 6.3A.

“Proceeds of Liquidation” shall have the meaning set forth in Section 8.2B(i).

“Profits and Losses For Tax Purposes” means, for Partnership accounting and tax purposes, the various items set forth in Section 702(a) of the Internal Revenue Code and all applicable regulations or any successor law, and shall include, but not be limited to, each item of income, gain, deduction, loss, preference or credit.

“Reduced Amount” shall have the meaning set forth in Section 8.1A(ii).

“Requested Withdrawal Amount” shall have the meaning set forth in Section 6.1B.

“Retiring Interest” shall have the meaning set forth in Section 6.6.

“Sale” shall have the meaning set forth in Section 8.4A.

“Subordinated Limited Partners” means those Persons whose names are set forth in the books and records of the Partnership as being the Subordinated Limited Partners, and any other Person who becomes a Subordinated Limited Partner of the Partnership as provided herein. For purposes of clarity, Subordinated Limited Partners shall include all Partners who were “Class II Limited Partners” prior to the date of this Agreement.

“Trusts” shall have the meaning set forth in Section 12.13.

“Valuation Date” means the last day of each Fiscal Month.

“Voluntary Withdrawal Notice” shall have the meaning set forth in Section 6.1B.

ARTICLE TWO

CONTINUATION, NAME AND OFFICE, PURPOSES,

TERM AND DISSOLUTION,

REGISTERED AGENT, PARTNER LIST

2.1 Continuation.

The parties hereto hereby continue the Partnership as a registered limited liability limited partnership pursuant to the provisions of the Missouri Limited Partnership Act and the Missouri Partnership Act.

2.2 Name, Place of Business and Office.

The Partnership shall be conducted under the name of “The Jones Financial Companies, L.L.L.P.”. The principal office and place of business shall be 12555 Manchester Road, Des Peres, Missouri 63131. The General Partners may at any time change the location of such principal office. Notice of any such change shall be given to the Partners on or before the date of any such change.

2.3 Purposes.

The purposes of the Partnership shall be to act as a limited partner in Edward D. Jones & Co., L.P. (“EDJ”), to act as a general partner, limited partner, guarantor, stockholder or holding partnership for any other limited partnership, general partnership, limited liability partnership, limited liability limited partnership, limited liability company, corporation or other entity and to engage in such other activities as may be approved by the General Partners.

2.4 Term and Dissolution.

A. The Partnership shall continue in full force and effect until December 31, 2199, or until dissolution prior thereto upon the happening of any of the following events:

(i) the sale of all of the assets of the Partnership;

(ii) an Event of Withdrawal of a General Partner if no General Partner remains; or

(iii) the dissolution of the Partnership by a vote of the General Partners holding a majority of the voting power of all the General Partners.

B. Upon dissolution of the Partnership, the General Partners shall cause the cancellation of the Partnership’s Certificate of Limited Partnership, liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 8.2B hereof.

2.5 Registered Office and Agent.

The name and address of the Registered Agent and Registered Office for service of process on the Partnership are as set forth in the Certificate of Limited Partnership.

2.6 Amendment to Certificate of Limited Partnership.

The Certificate of Limited Partnership shall be amended within thirty days of the admission or withdrawal of a General Partner.

ARTICLE THREE

PARTNERS AND CAPITAL

3.1 General Partners.

A. The name, last known mailing address and current Capital Contribution and Adjusted Capital Contribution of each General Partner are reflected in the books and records of the Partnership.

B. Any General Partner, in addition to being a General Partner, may also become a Limited Partner or a Subordinated Limited Partner by complying with the provisions of Section 3.4 hereof. In such event, said General Partner shall have all the rights and powers and be subject to all the restrictions of a General Partner, except that, in respect to his Capital Contribution as a Limited Partner or a Subordinated Limited Partner, as the case may be, he shall have the rights against the other Partners which he would have had if he were not also a General Partner.

C. From time to time, the Managing Partner may require one or more General Partners to adjust their Capital Contributions as provided in Section 4.1.B. Such adjusted Capital Contributions shall be made in such amount and manner and at such time as determined by the Managing Partner and the General Partner’s Percentages shall be appropriately adjusted and transferred. All such changes shall be reflected in the books and records of the Partnership.

3.2 Admission of Additional General Partners.

A. The Managing Partner may at any time designate additional General Partners with such interest in the Partnership as the Managing Partner and such additional General Partners may agree upon. The additional General Partner shall make his Capital Contribution to the Partnership in such manner and at such time as determined by the Managing Partner and the General Partner Percentages shall be appropriately adjusted and transferred. All such changes shall be reflected in the books and records of the Partnership. The Managing Partner may admit additional General Partners to the Partnership at any time without the consent of any current General Partner, Limited Partner or Subordinated Limited Partner.

B. Each additional General Partner shall agree, as a condition to becoming an additional General Partner, to be bound by the terms and provisions of this Agreement and any other agreement (including cash subordination agreements) as deemed appropriate by the Managing Partner.

3.3 Limited Partners and Payments to Limited Partners.

A. There shall be two classes of limited partners, namely, Limited Partners and Subordinated Limited Partners. The name, last known mailing address and current Capital Contribution of each Limited Partner and Subordinated Limited Partner are reflected in the books and records of the Partnership.

B. Each Limited Partner shall be paid 7- 1⁄2 % per annum, on the principal amount of his Capital Contribution. Such payments shall be made yearly or more frequently, as determined by the Managing Partner. All such payments shall be treated as guaranteed payments.

3.4 Admission of Limited Partners and Subordinated Limited Partners.

A. The Managing Partner is authorized to admit to the Partnership Limited Partners who may be admitted as Limited Partners or as Subordinated Limited Partners, at the discretion of the Managing Partner.

B. The Capital Contributions of the Limited Partners and the Subordinated Limited Partners shall be made in such manner and at such time as determined by the Managing Partner. All such changes shall be reflected in the books and records of the Partnership.

C. Each Limited Partner and Subordinated Limited Partner shall agree, as a condition to becoming a Limited Partner or Subordinated Limited Partner, as the case may be, to be bound by the terms and provisions of this Agreement and any other agreements (including cash subordination agreements) as deemed appropriate by the Managing Partner.

3.5 Partnership Capital.

A. The total capital of the Partnership shall be the aggregate amount of the Capital Contributions of the Partners as provided for herein.

B. Except as provided herein, or as otherwise determined by the Managing Partner, no Partner shall be paid interest on any Capital Contribution to the Partnership.

C. Except as otherwise provided herein, prior to dissolution of the Partnership, no Partner shall have the right to demand the return of his Capital Contribution. No Partner shall have the right to demand and receive property other than cash in return for his Capital Contribution.

D. The General Partners shall have no personal liability for the repayment of the Capital Contribution of any Limited Partner or Subordinated Limited Partner.

3.6 Liability of Limited Partners and Subordinated Limited Partners.

A Limited Partner and a Subordinated Limited Partner shall only be liable to make the payment of his Capital Contribution. Except as provided in the Missouri Limited Partnership Act, no Limited Partner or Subordinated Limited Partner shall be liable for any obligations of the Partnership. After his Capital Contributions shall be paid to the Partnership, no Limited Partner or Subordinated Limited Partner shall be required to make any further Capital Contribution or lend any funds to the Partnership, except as otherwise expressly provided in this Agreement.

3.7 Participation in Partnership Business by Limited Partners and Subordinated Limited Partners.

No Limited Partner or Subordinated Limited Partner (except one who may also be a General Partner, and then only in his capacity as a General Partner) shall participate in or have any control over the Partnership business (except as required by law) or shall have any authority or right to act for or bind the Partnership. The Limited Partners and Subordinated Limited Partners hereby consent to the exercise by the Managing Partner and the General Partners of the powers conferred on them by this Agreement.

3.8 Priority Among Limited Partners and Subordinated Limited Partners.

Priorities as between the Limited Partners and the Subordinated Limited Partners as to distributions are set forth in Article Eight hereof.

ARTICLE FOUR

RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNERS

4.1 Authorized Acts; Management and Control.

A. Subject to the other provisions set forth below, the General Partners have the exclusive right to manage the business of the Partnership and are hereby authorized to take any action (including, but not limited to, the acts authorized by Section 4.1C below) of any kind and to do anything and everything in accordance with the provisions of this Agreement. No General Partner shall have the power to bind the Partnership or to act on behalf of the Partnership in contract matters (including, without limitation, the buying or selling of stock, securities or commodities, the incurrence or guaranteeing of any debt or other obligation or the pledging any property of the Partnership) unless expressly authorized in writing by the Managing Partner or Executive Committee, or, if within its delegated scope of power, the Management Committee.

B. James D. Weddle is hereby designated by the General Partners as the managing partner (“Managing Partner”) of the Partnership. As the Managing Partner, he shall serve as Chairman of the Executive Committee. As Managing Partner, he shall have the absolute right (subject to Section 4.4C hereof) to manage the business of the Partnership on behalf of the General Partners and is hereby authorized to take on behalf of the Partnership and the General Partners any action (including, but not limited to, the acts authorized by Section 4.1C below) of any kind and to do anything and everything in accordance with the provisions of this Agreement. The Managing Partner shall have all the rights, powers and duties usually vested in the managing partner of a partnership including the administration of this Partnership’s business and the determination of its business policies and he shall control the management and conduct of all of the business transacted by the Partnership. In particular, but not in limitation of the foregoing, the Managing Partner for, in the name and on behalf of, the Partnership and the General Partners is hereby specifically authorized (i) to admit to the Partnership any General Partner, Limited Partner or Subordinated Limited Partner; (ii) to dismiss (in accordance with Section 6.2 hereof) from the Partnership any General Partner, Limited Partner or Subordinated Limited Partner; (iii) to determine the General Partner’s Adjusted Capital Contribution (and the related General Partner Percentage) that each General Partner (including the Managing Partner) shall be entitled to maintain and require an increase or decrease of the same by such General Partner; (iv) to determine the guaranteed draw (described in Section 4.5A hereof) to be paid to each General Partner (which guaranteed draw shall be set forth on a list to be maintained in the Managing Partner’s office which list shall be available for inspection by the General Partners); (v) to determine the amount, if any, of bonus compensation (in addition to the funds provided for in Section 8.1A(iii)) to be paid to one or more Partners to assist such Partner(s) in maintaining or making initial or additional Capital Contributions to the Partnership, provided, however, such aggregate bonus compensation in any calendar year shall not exceed $3,000,000; (vi) to determine the amount, if any, of the Capital Contribution that each General Partner, Limited Partner or Subordinated Limited Partner shall be entitled to maintain; (vii) to determine all amounts, if any, to be distributed to the Limited Partners and the Subordinated Limited Partners pursuant to Section 8.5 hereof; (viii) to convey title to any assets of the Partnership; and (ix) to execute all documents (including, but not limited to, any loan documents or guarantees) on behalf of the Partnership and (x) to sign on behalf of the Partnership and each of its Partners, all documents and forms required by (A) any domestic or foreign jurisdiction where the Partnership is engaged in business so as to qualify as a registered limited liability limited partnership or comparable entity and (B) any governmental agency requiring the Partnership to appoint a registered agent and/or office for service of process in such jurisdictions.

C. Subject to the provisions hereof, including Section 4.1A, the General Partners for, in the name and on behalf of, the Partnership are hereby authorized to take any and all actions, and to engage in any kind of activity and to perform and carry out all functions of any kind necessary to, or in connection with, the business of the Partnership (including but not limited to): (i) executing any instruments on behalf of the Partnership; (ii) acquiring or selling assets of the Partnership; (iii) entering into loans, guarantees in connection with the business of the Partnership; (iv) acting as a partner or shareholder of, or adviser to, any other organization; (v) contributing capital, as a limited partner or as a general partner, or purchasing other securities in or otherwise investing in EDJ or any other limited partnership, general partnership, corporation or other entity and taking all actions required as a partner, shareholder or investor in any such entity.

D. The Managing Partner may delegate to any General Partner the authority from time to time to execute documents or otherwise exercise the authority of the Managing Partner, but such authority shall not include the authority to increase the capital or change the business policies of the Partnership unless such authority is expressly and specifically granted in writing to such General Partner.

E. Whenever authority is herein conferred upon the Managing Partner or the General Partners, any person, other than a General Partner, dealing with the Partnership may rely conclusively upon the authority and signature of the Managing Partner or any one other General Partner to exercise such authority without determining that such Managing Partner or such General Partner is acting with the approval of the other General Partners. In addition, third parties dealing with the Partnership may rely upon the certification of the Managing Partner or any other General Partner as to the continued existence of the Partnership, the identity of its current Partners and the authority of any Partner to execute any document.

4.2 Restrictions on Authority of the Managing Partner and Executive Committee.

A. In the event that a meeting of General Partners is called by the General Partners in accordance with Section 5.1 hereof to vote upon the removal of the Managing Partner or an Executive Committee member, neither the Managing Partner nor the Executive Committee shall from the time of notice of such meeting until after adjournment thereof: (i) change the General Partner Adjusted Capital Contributions (and related General Partner Percentages) of any General Partner or (ii) admit or dismiss any General Partner as a Partner.

B. Without the approval of the Executive Committee, the Managing Partner shall not:

(i) approve, effect or cause a Sale of all or substantially all of the Partnership’s assets in a single transaction or series of related transactions;

(ii) terminate, dissolve or wind-up the Partnership;

(iii) approve a merger or consolidation of the Partnership with or into another Person or the acquisition by the Partnership of another business (either by asset, stock or interest purchase) or any equity of another entity or the admissions of a group of General Partners in a single or series of related transactions which would result in the General Partners immediately prior to such transaction holding less than a majority of the voting power of the Partnership;

(iv) change the entity form of the Partnership from a partnership to a corporation or other form of entity;

(v) change the principal business of the Partnership;

(vi) (1) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of the Partnership or of all or a substantial part of the assets of the Partnership, (2) admit in writing the Partnership’s inability to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) have an order for relief entered against the Partnership under applicable federal bankruptcy law, or (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or taking advantage of any insolvency law or any answer admitting the material allegations of a petition filed against the Partnership in any bankruptcy, reorganization or insolvency proceeding;

(vii) amend this Section of this Agreement;

(viii) enter into a binding commitment to do any of the foregoing; or

(ix) approve any loan from the Partnership to any General Partner if such loan would result in total loans from the Partnership to General Partners in excess of the Loan Limitation Amount, approved by the Executive Committee, as such amount is determined from time to time.

C. In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the Managing Partner, without the consent of the Partners or the Executive Committee, (i) to cure any ambiguity or to correct or supplement any provision herein or therein which may be inconsistent with any other provision herein or therein, as the case may be, or (ii) to delete or add any provisions of this Agreement required to be so deleted or added by federal, state or local law or by the Securities and Exchange Commission, the Internal Revenue Service, or other Federal agency or by a state securities or “blue sky” commissioner or other similar official.

4.3 Removal or Dismissal of Certain Partners.

The Managing Partner may be removed from such office and any General Partner may be dismissed as a General Partner (in accordance with Section 6.2 hereof) by a vote of General Partners holding a majority of the General Partner Percentages in the Partnership.

4.4 Executive Committee.

A. An executive committee (“Executive Committee”) is hereby created consisting of the Managing Partner and five (5) to nine (9) additional General Partners, the number thereof to be determined from time to time by the Managing Partner. The executive officers of the Partnership (“Executive Officers”) shall be the members of the Executive Committee. There shall be maintained in the office of the General Counsel of the Partnership a list, certified by the Managing Partner as being true and correct, of the General Partners who, in addition to the Managing Partner, constitute the current Executive Committee of the Partnership. Among the purposes of the Executive Committee is to provide counsel and advice to the Managing Partner in discharging his functions.

B. Each member of the Executive Committee shall have one vote.

C. Upon the majority vote of the Executive Committee, the Executive Committee may authorize the Managing Partner to cause the Partnership to make loans to Partners to finance capital contributions in an aggregate amount specified by the Executive Committee (“Loan Limitation Amount”) or override any determination made by the Managing Partner as to (i) the General Partner’s Adjusted Capital Contribution (and the related General Partner Percentage) that each General Partner (including the Managing Partner) shall be entitled to maintain, (ii) the admission of a new General Partner and (iii) the dismissal of a General Partner.

D. Upon the majority vote of the Executive Committee, the Managing Partner may be removed from his office as the Managing Partner.

E. At any time during which there is no Managing Partner the Executive Committee shall succeed to all of the powers and duties of the Managing Partner.

F. Upon the majority vote of the Executive Committee, a new Managing Partner shall be elected whenever the office of the Managing Partner is vacant. Such vote shall be taken within two (2) weeks after such office becomes vacant.

G. If the Executive Committee believes that the office of the Managing Partner may become vacant, for any reason whatsoever, including, but not limited, to retirement or resignation of the current Managing Partner, then the Executive Committee may establish procedures (as it shall determine appropriate, in its sole discretion) to review potential candidates and then to choose from such candidates the person to be the new Managing Partner when the office of the Managing Partner becomes vacant.

H. The Managing Partner shall have the right to appoint and dismiss any member of the Executive Committee; provided, however, that the Managing Partner shall not have the right to dismiss any member of the Executive Committee or increase or decrease the number of General Partners on the Executive Committee from the time Notice is given of a meeting of the Executive Committee until the adjournment thereof if the purpose of such meeting is to vote upon one or more of the matters set forth in Sections 4.4C or 4.4D hereof.

I. By a vote of the General Partners holding a majority of the General Partner Percentages in the Partnership, the General Partners may remove any Executive Committee member from his position as an Executive Committee member and elect in his place a new Executive Committee member.

J. If the General Partners remove any Executive Committee member from his position as an Executive Committee member, the Managing Partner may not appoint such removed Executive Committee member to the Executive Committee for a period of six (6) months thereafter. Any Executive Committee member elected to the Executive Committee by a vote of the General Partners may not be dismissed as an Executive Committee member by the Managing Partner for a period of six (6) months thereafter.

K. A meeting of the Executive Committee shall be held (i) at any time on call of the Managing Partner (or two Executive Committee members if the Executive Committee is acting as the Managing Partner pursuant to Section 4.4.E. above) after one (1) day’s Notice has been delivered to the Executive Committee members or (ii) on at least ten (10) day’s prior Notice to the Executive Committee members, jointly signed by any two (2) Executive Committee members, specifying the date, place, hour and purpose of the meeting.

4.5 Guaranteed Payment; Time and Effort; Independent Activities.

A. Each General Partner may receive a guaranteed payment for his services as determined by the Managing Partner in his sole discretion. If any such General Partner who is principally engaged in the sale of securities to the public at EDJ incurs any reasonable expenses through usual and ordinary means of generating the sales upon which such General Partner is entitled to receive commissions from EDJ, then such General Partner must personally and individually pay, without reimbursement from the Partnership or from EDJ, such expense but such General Partner shall be entitled to deduct such expenses on his personal income tax return, all as permitted by the Internal Revenue Code.

B. Each General Partner shall devote his entire time, energy, skill and ability to the duties of operating the Partnership and the entities it owns. General Partners shall not engage in outside business activities without the prior written consent of the Managing Partner. Each General Partner agrees not to use the name or property of the Partnership or any entity it owns for his own private business, nor for any purpose whatsoever except those that may be incidental to the conduct and management of the Partnership, nor shall any General Partner use the name of the Partnership or any entity it owns for the use or accommodation of any other person. No General Partner shall incur any obligation in the name of the Partnership or transfer Partnership property except in connection with Partnership business.

C. Each General Partner shall submit, upon request by the Managing Partner, a copy of any of his current personal income tax returns (for any time period during which such Partner was a Partner of the Partnership) for inspection by independent accountants or any General Partner with relevant responsibilities as selected by the Managing Partner. In addition, each General Partner agrees, if requested by the Managing Partner, to have such General Partner’s income tax returns prepared by an entity (which could be the Partnership itself or independent accountants) selected by such General Partner and acceptable to the Managing Partner.

D. Each Partner is expected, and it is regarded as such Partner’s duty, to supplement expenses reimbursable to such Partner by the Partnership by additional expenditures of such Partner’s personal funds in the furtherance of the Partnership’s business which expenditures such Partner shall be entitled to deduct on his personal income tax return, all as permitted by the Internal Revenue Code. In this connection, as deemed appropriate under the circumstances, such additional expenditures have included in the past and shall include in the future, but shall not be limited to (a) subscribing to professional and business journals, (b) maintaining active memberships in professional associations and other associations, luncheon clubs and other clubs where the Partner will have an opportunity to further the development of, and to maintain the Partnership’s relationship with, its clients, (c) providing space, facilities and communication equipment and related telephone lines or high speed Internet connections in the Partner’s home in order that the Partner may work on the Partnership’s business while at home, (d) purchasing necessary supplies, books, furniture, computers, fax machines, cell phones, other wireless communication devices and other items, (e) providing for transportation to clients’ offices, (f) entertaining clients and prospective clients and (g) continuing the Partner’s business related education, including attendance at seminars and obtaining advanced educational degrees.

E. In the event any Partner becomes a party in any lawsuit, arbitration or other similar proceeding, such Partner agrees to notify promptly the Managing Partner of such event.

4.6 Duties and Obligations of the Managing Partner.

A. The Managing Partner shall prepare (or cause to be prepared) and file such amendments to this Agreement or any certificate of limited partnership or any certificate of limited liability partnership as are required by law or as he deems necessary to cause this Agreement or any certificate of limited partnership or any certificate of limited liability partnership to reflect accurately the agreement of the Partners, the identity of the General Partners, the Limited Partners or the Subordinated Limited Partners and the amounts of their respective Capital Contributions.

B. The Managing Partner shall prepare (or cause to be prepared) and file such tax returns and other documents as are required by law or as he deems necessary for the operation of the Partnership. In addition, in his discretion, the Managing Partner may prepare (or cause to be prepared) and file composite tax returns in various states for all electing non-resident partners (otherwise not required to file a state income tax return in such state) of those states and cause to be paid out of their draw accounts (or any other of their funds being held by the Partnership) the amount of tax attributable to each such non-resident partner and/or to withhold from distributions of profits, if necessary, all such tax amounts for current and former Partners of the Partnership and if reimbursement for such taxes to the Partnership is needed from a former Partner, then each Partner hereby agrees that he will, if he is then a former Partner reimburse the Partnership for such tax and/or if the Partnership currently then holds any funds belonging to such former Partner, then such tax may be offset against such funds being held by the Partnership.

4.7 Dealing with an Affiliate.

The Managing Partner may for, in the name of and on behalf of the Partnership enter into such agreements, contracts or the like with any Affiliate of any General Partner or with any General Partner, in an independent capacity, as distinguished from his capacity (if any) as a Partner, to undertake and carry out the business of the Partnership as if such Affiliate or General Partner were an independent contractor; and the Managing Partner may obligate the Partnership to pay reasonable compensation for and on account of any such services.

4.8 General Partners’ Responsibility.

Each General Partner shall be responsible and accountable to the Partnership’s clients for the rendering of such General Partner’s services. No General Partner, regardless of title or position with the Partnership shall (a) be responsible, liable or accountable to the Partnership’s clients for any other Partner’s rendering of services to the Partnership’s clients or (b) have the right or obligation of direct supervision and/or control (except as otherwise mandated by the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder and comparable state securities laws and the rules of FINRA and other applicable federal, state or other securities industry self-regulatory organization) of another Partner.

4.9 Responsibilities of Partnership Leaders.

The Partnership’s officers, leaders, managers and committees, including, but not limited to, the Managing Partner, any member of the Executive Committee (or any other member of any other committee of the Partnership), any chairperson, any departmental manager, and any other departmental or Partnership leader (regardless of title), and the Executive Committee (taken as a whole), shall not have, solely by reason of being such an officer or committee or acting (or omitting to act) in such capacity, (a) any responsibility, liability or accountability for any Partner rendering of services to the Partnership’s clients or (b) the right or obligation of direct supervision and control of a Partner.

4.10 Audit Committee.

A. An Audit Committee is hereby created consisting of not less than five (5) members which will include at least one member of the Executive Committee and at least one independent member, the number thereof to be determined from time to time by the Managing Partner and the Executive Committee (provided that in the event of a reduction in the size of the Audit Committee from the size previously established, the Executive Committee shall consent to the dismissal of any member). The Managing Partner shall have the right to appoint and dismiss any member of the Audit Committee in consultation with the Executive Committee.

B. The Audit Committee’s principal duties and responsibilities are to:

(i) be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Partnership, and ensure each firm reports directly to the Audit Committee;

(ii) engage independent counsel and other advisers, at the Partnership’s expense, as the Audit Committee determines necessary to carry out its duties;

(iii) discuss the annual audited financial statements and quarterly financial statements with the Chief Financial Officer and the auditor;

(iv) discuss policies with respect to risk assessment and risk management;

(v) review with the auditor any audit problems or difficulties and Executive Committee’s response;

(vi) report regularly to the Managing Partner and the Executive Committee as appropriate; and

(vii) such other purposes and responsibilities as may be delegated or assigned to the Audit Committee by the Managing Partner.

C. Each member of the Audit Committee will have basic financial literacy. At least one member of the Audit Committee shall be “independent” (as defined in the Audit Committee Charter) and at least one member of the Committee must have accounting or related financial management expertise and shall be an “audit committee financial expert” (as defined in the Audit Committee Charter).

D. The Audit Committee shall operate in accordance with an Audit Committee Charter as adopted by the Executive Committee and amended or modified from time-to-time.

4.11 The Management Committee

A. The Managing Partner may designate, one or more Partners, but not more than 25 Partners, to be members of the management committee (“Management Committee”) which shall direct and oversee the internal operational management of the Partnership under the Managing Partner’s supervision.

B. The Managing Partner may establish specific areas of responsibilities for members of the Management Committee, their titles and duties and the extent of their authority both within the Partnership and with respect to third parties.

C. The members of the Management Committee shall serve at the pleasure of the Managing Partner.

4.12 Other Committees

The Managing Partner may establish such other committees as he may determine necessary or advisable in his discretion to assist and advise him with respect to the operation of the Partnership and the discharge of his duties hereunder. The Managing Partner may designate one or more Partners and if desired one or more senior staff employees to be members of any such committees, each of which shall operate under the Managing Partner’s supervision. The members of any such committee shall serve at the pleasure of the Managing Partner.

ARTICLE FIVE

MEETINGS AND VOTING OF PARTNERS

5.1 Meetings of General Partners; Voting at Such Meetings.

A. A meeting of General Partners shall be held (i) on the call of the Managing Partner after five (5) days Notice thereof has been delivered to the General Partners, or (ii) on at least ten (10) days Notice in advance to the General Partners, jointly signed by any twenty (20) General Partners, specifying the date, place, hour and purposes of the meeting.

B. Except as otherwise expressly provided, at any meeting of the General Partners, each General Partner shall have voting power equal to his General Partner Percentage at the time of the meeting. A quorum for any purpose at any meeting of the General Partners shall exist if General Partners then holding more than 50% of the voting power of all General Partners are present or voting by proxy. Any General Partner may vote on any matter if not present in person, by general or specific written proxy given to another General Partner. No proxy shall be valid after two (2) months from the date of its execution. General Partners may participate in any meeting by means of conference telephone or similar communications equipment whereby all persons participating in such meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

C. Unless otherwise permitted by the Managing Partner, the only matters to be voted upon by the General Partners at any meeting of the General Partners shall be those matters set forth in Sections 4.3, 4.4I, and 6.2 hereof.

5.2 Percentage of Voting Power for Partnership Decisions.

A. Except as otherwise specifically provided in this Agreement, the affirmative vote of more than 50% of the voting power of all General Partners shall determine all issues at any meeting of the General Partners.

B. Any percentage of voting power of the General Partners required by this Agreement shall relate to the percentage of the total voting power of all General Partners entitled to vote on the issue and not to a percentage of the voting power of the General Partners present at a meeting.

5.3 Robert’s Rules to Govern.

Except as otherwise specifically provided in this Agreement, at the discretion of the Managing Partner or as necessary all matters of parliamentary procedure at meetings of the General Partners shall be governed by Robert’s Rule of order Revised. The Managing Partner may appoint a parliamentarian.

5.4 Consent of General Partners in Lieu of a Meeting.

A. Notwithstanding anything to the contrary contained in this Agreement, any action required or permitted by this Agreement to be taken at any meeting of the General Partners may be taken without a meeting, without prior notice and without a vote, if a Notice containing the consent, setting forth the action so taken, shall be provided by Partners having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of the Partners.

B. Prompt Notice of the taking of any action pursuant to this Section 5.4 by less than unanimous consent of the General Partners shall be given to those General Partners who have not consented.

ARTICLE SIX

EVENT OF WITHDRAWAL OF A PARTNER

6.1 Voluntary Event of Withdrawal.

A. Any General Partner shall have the right to retire or voluntarily withdraw from the Partnership upon 30 days prior written notice to the Managing Partner. In the event that there is only one General Partner, he shall give notice to the Limited Partners and the Subordinated Limited Partners of his intent to withdraw from the Partnership at least 30 days prior to the date of withdrawal.

B. Any Limited Partner or Subordinated Limited Partner shall have the right to retire or voluntarily withdraw from the Partnership. In the event a Limited Partner or Subordinated Limited Partner desires to withdraw all or any part of such Partner’s Capital Contribution, then such Partner shall give written notice (the “Voluntary Withdrawal Notice”) to the Managing Partner of the amount of Capital Contribution that such Partner wishes to withdraw from the Partnership (the “Requested Withdrawal Amount”).

6.2 Withdrawal Upon Request.

The Managing Partner or any number of General Partners holding in the aggregate a majority of the General Partner Percentages may cause the withdrawal of any Partner from the Partnership. Such withdrawal decision is to be communicated to the Partner (the “Mandatory Withdrawal Notice”) and in a reasonable time thereafter the Partnership shall inform the Partner in writing of the total amount of Capital Contribution (Limited Partner or Subordinated Limited Partner) and/or General Partner’s Adjusted Capital Contribution withdrawn from the Partnership (the “Mandatory Withdrawal Amount”).

6.3 Return of Capital and Purchase of Interest.

A. In the event of any withdrawal by a General Partner from the Partnership pursuant to Section 6.1 or 6.2 hereof or in the event a General Partner wishes to withdraw some of his Capital Contribution as a General Partner, the Managing Partner may designate all or some of the remaining General Partners, to purchase the General Partner Interest (including Frozen Appreciation Amount) of the withdrawing General Partner. Such purchases shall be consummated (retroactively as of the actual date of his withdrawal) within 60 days after the actual date of such withdrawal. The price (the “Price”) of the General Partner Interest of the withdrawing General Partner shall be the value (as shown on the books of the Partnership) of his Frozen Appreciation Amount plus the value of such General Partner’s Adjusted Capital Contribution, calculated as of the previous Valuation Date if such withdrawal takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such withdrawal takes place on or after the 16th day of a month. Goodwill, if any, and the Partnership name shall not be deemed assets or as having any property value in making the foregoing calculation.

B. Unless otherwise determined by the Managing Partner, the Price to be received by the withdrawing General Partner shall be delivered by the withdrawing General Partner to the Partnership and shall (retroactively as of the actual date of his withdrawal) be the Capital Contribution of such former General Partner as that of a Subordinated Limited Partner and such General Partner shall thereupon become or continue to remain a Subordinated Limited Partner as to such Capital Contribution.

C. Unless otherwise determined by the Managing Partner, any General Partner Interest (including Frozen Appreciation Amount) not purchased by the remaining General Partners within such 60 day period shall be converted (retroactively as of the actual date of his withdrawal) so as to become the Capital Contribution of such former General Partner as that of a Subordinated Limited Partner and such General Partner shall thereupon become or continue to remain a Subordinated Limited Partner as to such Capital Contribution.

D. A withdrawing General Partner shall have no right to become a Limited Partner or a Subordinated Limited Partner or to require the conversion of his General Partner Interest (or Price, if applicable) to the Capital Contribution of a Subordinated Limited Partner. The Managing Partner may determine to have the Partnership redeem such General Partner’s Interest. In addition the Managing Partner has the right to cause the Partnership to redeem the Capital Contribution of a Subordinated Limited Partner at any time.

E. Upon the withdrawal of a General Partner, the General Partner Percentages of the remaining General Partners shall be recalculated (as of the actual date of withdrawal) on the same relative basis so as to aggregate 100% (and the related General Partner Adjusted Capital Contributions shall also be appropriately adjusted).

F. In addition, any withdrawing General Partner shall receive (within 75 days after the actual date of his withdrawal) his pro rata share of any cash distributions to which he is entitled as set forth in Section 8.2A hereof, calculated as of the previous Valuation Date if such withdrawal takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such withdrawal takes place on or after the 16th day of a month.

G. In the event of any withdrawal by a Subordinated Limited Partner from the Partnership pursuant to Sections 6.1 or 6.2 hereof, the Subordinated Limited Partner’s Requested Withdrawal Amount or Mandatory Withdrawal Amount shall be paid (subject to the provisions of Section 6.7) in six (6) equal installments. The first installment shall be paid no earlier than 90 days from the date on which (a) the Managing Partner receives the Subordinated Limited Partner’s Voluntary Withdrawal Notice or (b) the Subordinated Limited Partner receives a Mandatory Withdrawal Notice. The remaining installments shall be paid on the 12th, 24th, 36th, 48th and 60th month anniversary of the first installment payment. Until a Subordinated Limited Partner’s Requested Withdrawal Amount or Mandatory Withdrawal Amount is fully returned to him, the unreturned portion thereof shall continue for all purposes to be subject to all provisions of this Agreement including, without limitation, Article Eight and Section 6.7. The Managing Partner, in his sole discretion, may cause the Partnership to accelerate the return of a Subordinated Limited

Partner’s Requested Withdrawal Amount or Mandatory Withdrawal Amount or accelerate the payment of any or all installments.

H. In the event of any withdrawal by a Limited Partner from the Partnership pursuant to Sections 6.1 or 6.2 hereof, the Limited Partner’s Requested Withdrawal Amount or Mandatory Withdrawal Amount shall be paid (subject to the provisions of Section 6.7) in three (3) equal installments. The first installment shall be paid no earlier than 90 days from the date on which (a) the Managing Partner receives the Limited Partner’s Voluntary Withdrawal Notice or (b) the Limited Partner receives a Mandatory Withdrawal Notice. The remaining installments shall be paid on the 1st and 2nd anniversary of the first installment payment. In addition, such Limited Partner shall receive his pro rata share of any cash distributions to which he was entitled as set forth in Section 8.2A hereof, calculated as of the previous Valuation Date if the installment payment occurs on or prior to the 15th day of a month or calculated as of the next Valuation Date if the installment payment occurs on or after the 16th day of a month. Until a Limited Partner’s Requested Withdrawal Amount or Mandatory Withdrawal Amount is fully returned to him, the unreturned portion thereof shall continue for all purposes to be subject to all provisions of this Agreement, including, without limitation, Article Eight and Section 6.7 and such Limited Partner shall continue to receive all sums due him pursuant to Section 3.3B hereof. The Managing Partner, in his sole discretion, may cause the Partnership to accelerate the return of a Limited Partner’s Requested Withdrawal Amount or Mandatory Withdrawal Amount or accelerate the payment of any or all installments.

6.4 Death of a Limited Partner or Subordinated Limited Partner.

In the event of the death of any Limited Partner or any Subordinated Limited Partner, the Capital Contribution of such deceased Limited Partner or Subordinated Limited Partner shall be returned (subject to the provisions of Section 6.7 hereof) to his estate within six (6) months after the actual date of death of the Limited Partner or Subordinated Limited Partner. The provisions of Section 6.3G shall not be applicable to the Capital Contribution of a deceased Subordinated Limited Partner and Section 6.3H shall not be applicable to the Capital Contribution of a deceased Limited Partner. In addition such Limited Partner’s or Subordinated Limited Partner’s estate shall receive (within 75 days after the actual date of death of the Limited Partner or Subordinated Limited Partner) the Limited Partner’s or Subordinated Limited Partner’s pro rata share of any cash distributions to which such deceased Limited Partner or Subordinated Limited Partner was entitled as set forth in Section 8.2A hereof, calculated as of the previous Valuation Date if such death takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such death takes place on or after the 16th day of a month. Until a deceased Limited Partner’s or Subordinated Limited Partner’s Capital Contribution is returned to his estate, his estate shall continue to receive all sums which would have been due to such Limited Partner or Subordinated Limited Partner pursuant to Section 3.3B hereof. As stated herein, all such payments shall be made to the estate of the deceased Limited Partner or Subordinated Limited Partner unless the Partnership has received evidence, satisfactory to the Partnership, in its sole discretion, that such payments should be made to some other entity or person.

6.5 Death or Disability of a General Partner.

A. In the event of the death of a General Partner, the interest of the deceased General Partner in the Partnership shall terminate as of such date. The Managing Partner may designate all or some of the remaining General Partners to purchase the General Partner Interest (including Frozen Appreciation Amount) of the deceased General Partner. Such purchases shall be consummated within 60 days after the date of death of such General Partner. The price of the General Partner Interest of the deceased General Partner shall be the value (as shown on the books of the Partnership) of his Frozen Appreciation Amount plus the value of such General Partner’s Adjusted Capital Contribution, calculated as of the previous Valuation Date if such death takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such death takes place on or after the 16th day of a month. Goodwill, if any, and the Partnership name shall not be deemed assets or as having any property value in making the foregoing calculation. In addition, the deceased General Partner shall receive (within 75 days after the date of his death) his pro rata share of any cash distributions to which he is entitled as set forth in Section 8.2A hereof, calculated as of the previous Valuation Date if such death took place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such death took place on or after the 16th day of a month. Any General Partner Interest (including Frozen Appreciation Amount) not purchased by the remaining General Partners within such 60 day period shall be converted (as of the date of his death) to the Capital Contribution of a Subordinated Limited Partner and shall be redeemed (subject to the provisions of Section 6.7 hereof) by the Partnership within six (6) months thereafter, the specific date to be determined by the Managing Partner. The provisions of Section 6.3G shall not be applicable to the Capital Contribution of such deceased Subordinated Limited Partner. Upon the conversion of a General Partner’s Interest to that of a Subordinated Limited Partner, the General Partner Percentages of the remaining General Partners shall be recalculated (as of the actual date of withdrawal) on the same relative basis so as to aggregate 100% (and the related General Partner Adjusted Capital Contributions shall also be adjusted). All payments made pursuant to this Section 6.5A shall be made to the estate of the deceased General Partner, unless the Partnership has received evidence, satisfactory to the Partnership, in its sole discretion, that such payments should be made to some other entity or person.

B. In the event of full or partial disability (as determined in the absolute discretion of the Managing Partner) of a General Partner under age 65 due to illness, accident, or injury, such General Partner shall be entitled to receive his normal share of Partnership Net Income notwithstanding his inability to perform his normal work functions, for a period of up to six (6) full months following the date he suffered the disability. If the disability continues for a period greater than six (6) months but less than one (1) year, then during such period of time the disabled General Partner shall be entitled to receive one-half (1/2) of his normal share of Partnership Net Income. If the disability continues for a period greater than one (1) year in length, then the disabled General Partner must terminate his status as a General Partner, unless otherwise directed by the Managing Partner. In event of termination, the General Partner Interest (including his Frozen Appreciation Amount) of the disabled General Partner shall be treated in the same manner as that of a deceased General Partner pursuant to Section 6.5A hereof, provided that all such payments required by this Section 6.5B shall be made to the disabled General Partner.

6.6 General Partner Interest—56th Birthday.

A General Partner shall not acquire any additional General Partner Interest after he reaches his 56th birthday. His General Partner Interest (including his Frozen Appreciation Amount) as it exists on his 56th birthday is his “Retiring Interest.” On the first business day of the calendar year following the year in which a General Partner’s 56th birthday falls and on the first business day of each subsequent calendar year, the General Partner shall sell one-tenth (1/10) of this Retiring Interest to all or some of the other General Partners, as designated by the Managing Partner, who have not attained 56 years of age and who are willing to purchase such additional interest. The sale price of the Retiring Interest shall be determined in the same manner as set forth in Section 6.5A hereof, with the Valuation Date being the first business day of the appropriate calendar year. Upon payment of the sales price to the selling General Partner by the purchasing General Partner, the books of the Partnership shall be adjusted as of the effective date of sale to show the appropriate reductions and increases in the General Partner Adjusted Capital Contributions (and related General Partner Percentages) of the selling and purchasing General Partners. A General Partner can request that such purchased portion be converted (retroactively as of the first calendar day of the appropriate year) so as to become the Capital Contribution of a Subordinated Limited Partner and if such request is approved by the Managing Partner, then such portion of the retiring interest be so converted. If any portion of a Retiring Interest is not purchased by the other General Partners, then such General Partner can request that such unpurchased portion be converted (retroactively as the first calendar day of the appropriate year) so as to become the Capital Contribution of a Subordinated Limited Partner and if such request is approved by the Managing Partner, then such portion of the Retiring Interest shall be so converted, otherwise such portion of the Retiring Interest shall be redeemed by the Partnership, subject to Section 6.7 hereof. Notwithstanding any other provisions of this Section to the contrary, the Managing Partner may exempt any General Partner from the application of this Section or modify the terms of the sale of any Retiring Interest as he deems advisable.

6.7 Restriction on Capital Contribution Return.

It is understood and agreed that the Capital Contributions of the Partners to the Partnership will be used, in part, by the Partnership as part of the Partnership’s capital contribution to EDJ, a brokerage firm (which is regulated by the Securities and Exchange Commission and the New York Stock Exchange and other regulatory agencies), and that in order for the Partnership to return to any Partner his Capital Contribution (or any part thereof), the Partnership will have to obtain such funds from EDJ. Therefore, notwithstanding any other provision contained in this Agreement to the contrary, without the written consent of the Managing Partner, no Partner shall have returned to him (under any provision of this Agreement) his Capital Contribution or his General Partner’s Adjusted Capital Contribution, if after giving effect thereto, the Partnership or any Affiliate thereof (including, but not limited to, EDJ) would, if such payment had been made directly by EDJ, be in violation of (i) any rule of the New York Stock Exchange Inc., (ii) any rule issued under the Securities Exchange Act of 1934, any agreement (cash subordination or otherwise) which has been entered into by the Partnership or any Affiliate thereof (including, but not limited to, EDJ), (iii) any agreement (including, but not limited to, loan agreements) which has been entered into by the Partnership or any Affiliate thereof (including, but not limited to, EDJ) or (iv) any other law, rule or regulation to which the Partnership or any Affiliate thereof (including, but not limited to, EDJ) is subject. In the event there is returned to any Partner all or any portion of his Capital Contribution or his General Partner’s Adjusted Capital Contribution and because of such return the Partnership or any Affiliate thereof (including, but not limited to, EDJ) violated any of the aforementioned rules, agreements or regulations, then such Partner hereby irrevocably agrees (whether or not such Partner had any knowledge or notice of such facts at the time of such return) to repay to the Partnership, its successors or assigns, the sum so returned to such Partner to be held by the Partnership pursuant to the provisions hereof as if such return had never been made; provided, however, that any suit for the recovery of any such return must be commenced within two years of the date of such return.

6.8 Liability of a Withdrawn General Partner.

If on the Event of Withdrawal of a General Partner the business of the Partnership shall continue, the General Partner who shall have withdrawn shall be and remain liable for all obligations and liabilities incurred by him as General Partner prior to such Event of Withdrawal, but he shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time of such Event of Withdrawal.

6.9 Effect of Event of Withdrawal.

Upon the withdrawal (by reason of death or otherwise) of a Partner the Partnership shall not dissolve and the business of the Partnership shall be continued by the remaining General Partners.

ARTICLE SEVEN

TRANSFERABILITY OF PARTNER INTERESTS

7.1 Restrictions on Transfer.

A. Each Partner agrees that he will not sell, pledge, exchange, transfer or assign his interest in the Partnership to any Person without the express written consent of the Managing Partner.

B. Each Partner agrees that he will not sell or exchange any of his interest in the Partnership if the interest sought to be sold or exchanged, when added to the total of all other Partner interests sold or exchanged within the period of 12 consecutive months prior thereto, would, in the opinion of counsel for the Partnership, result in the Partnership being considered to have been terminated within the meaning of Section 708 of the Internal Revenue Code (or any successor statute).

C. Each Limited Partner and Subordinated Limited Partner agrees that he will not sell, exchange, transfer or assign any of his interest in the Partnership unless, if required by the Partnership, the Partnership has received an opinion of counsel, satisfactory to the Partnership, that such transfer or assignment may be effected without registration of the Limited Partner’s or the Subordinated Limited Partner’s interest, as the case may be, under the Securities Act of 1933 or under any applicable state securities law.

D. Except as otherwise expressly provided in this Agreement, the death or withdrawal of a Partner shall terminate (as of such date) all his interest in the Partnership and neither the estate of a deceased Partner nor any other third party shall become or have any rights as a Partner.

E. Any sale, exchange, assignment or other transfer in contravention of any of the provisions of this Section 7.1 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

7.2 Substituted Limited Partners.

No Limited Partner or Subordinated Limited Partner shall have a power to grant the right to become a substituted Limited Partner or Subordinated Limited Partner to an assignee of any part of the Partnership Interest of such Limited Partner or Subordinated Limited Partner, as the case may be.

ARTICLE EIGHT

DISTRIBUTIONS AND ALLOCATIONS; LIABILITY OF GENERAL PARTNERS

8.1 Allocation of Net Income or Net Loss

A. Net Income, if any, of the Partnership for each calendar year shall be allocated on a monthly basis in the following order of priority:

(i) To each Limited Partner, an amount equal to the product of Net Income times a percentage, calculated annually, which shall equal the product of the following three factors: (a) one-fourth of one percent (.0025) multiplied by (b) the quotient of $1,900,000 divided by the sum of all General Partner’s Adjusted Capital Contribution multiplied by (c) the quotient of the total Capital Contribution of the respective Limited Partner divided by $25,000. This calculation of percentage of participation shall be made at the beginning of each calendar year and used in allocating Net Income earned during the calendar year. This calculation of percentage participation shall be adjusted during the calendar year for any issuance or redemption of such Limited Partner’s Capital Contributions that occur during the calendar year as determined by the Managing Partner. Any monthly Net Income allocation may be adjusted to the extent that the Partnership incurs a Net Loss in any Fiscal Month during the calendar year. Any Net Loss for the year is allocated in accordance with Section 8.1B.

(ii) To each Subordinated Limited Partner, an amount equal to the product of (a) the then remaining Net Income times (b) a percentage derived by the following formula: (x) 50% of the Capital Contribution of the Subordinated Limited Partner (excluding any undistributed Net Income allocated to the Subordinated Limited Partner) divided by (y) the sum of (aa) 50% of the Capital Contributions of all the Subordinated Limited Partners plus (bb) the sum of all General Partner’s Adjusted Capital Contribution (less any Net Income allocated to the General Partners which is not scheduled to be retained by the Partnership). This formula shall be adjusted during the calendar year for any issuance or redemption of Subordinated Limited or General Partner Capital Contributions that occur during the calendar year as determined by the Managing Partner. In the event the Capital Contribution of a Subordinated Limited Partner has been reduced by the operation of Section 8.1B hereof (the “Reduced Amount”), then each Subordinated Limited Partner shall have right to make additional cash Capital Contributions to the Partnership from any cash to be distributed to such Subordinated Limited Partner pursuant to this Section 8.1A(ii) up to the Reduced Amount.

(iii) There shall be set apart up to 8% of the remaining Net Income. Such amount shall be allocated among the General Partners on the basis of individual merit or need as determined by the Managing Partner in consultation with the Executive Committee.

(iv) The balance of the Net Income remaining, if any, shall be allocated among the General Partners in proportions to their General Partner Percentages.

B. In any year in which there is a Net Loss and the Partnership is not dissolved and liquidated in accordance with Section 8.2B hereof, such Net Loss, on the books of the Partnership, shall be allocated to the Subordinated Limited Partners to the extent as set forth in the formula described in Section 8.1A(ii) hereof and the balance shall be allocated to the General Partners in proportion to their respective General Partner Percentages. Any such Net Losses allocated to the Subordinated Limited Partners shall only be applied against and reduce their respective Capital Contributions. The total amount of all such Net Losses to be allocated to the Subordinated Limited Partners may never exceed the total amount of the Capital Contributions of the Subordinated Limited Partners as shown on the books of the Partnership.

C. Notwithstanding the foregoing, where losses are caused by the willful neglect or default, the gross negligent conduct, or the intentional negligent conduct of any Partner, those losses shall be borne solely and made good by the Partner so causing the loss. This Section 8.1C is for the benefit of the Partners and no other person shall have any rights hereunder.

D. Notwithstanding any other provision of this Agreement to the contrary, the aggregate interest of the General Partners in each material item of Partnership income, gain, loss, deduction, preference or credit shall be equal to at least one percent (1%) of each such item at all times during the existence of the Partnership.

8.2 Distributions.

A. Current Distributions. Net Income shall be distributed in the following order and priority:

(i) Limited Partners. The Partnership shall distribute to each Limited Partner at least annually, from time to time, a total amount of cash equal to the amount of Net Income allocated to the Limited Partner pursuant to Section 8.1.

(ii) Subordinated Limited Partners. The Partnership shall distribute to each Subordinated Limited Partner at least annually, from time to time, a total amount of cash equal to the amount of Net Income allocated to the Subordinated Limited Partner pursuant to Section 8.1.

(iii) General Partners.

(a) The Partnership shall distribute to each General Partner at least annually, from time to time, a total amount of cash equal to the amount of Net Income allocated to the General Partner pursuant to Section 8.1, net of the amount retained by the Partnership pursuant to Section 8.2A(iii)(b) below.

(b) It is intended that a sum equal to between 0% and 30% of the Net Income, if any, allocated to each General Partner in Section 8.1A(iv) above, will be retained by the Partnership as capital and shall be credited monthly to the General Partner’s Adjusted Capital Contribution. Such amount shall not be withdrawn by the General Partner.

Notwithstanding the foregoing, the decision of whether to make this retention of capital in accordance with this Section or whether to vary the amount of capital to be retained in any given year (including the decision to retain in excess of 25% of Net Income) is vested in the Managing Partner, and it is agreed that his decision in this matter shall be final.

B. Distributions Upon Dissolution

(i) Upon the dissolution of the Partnership as a result of the occurrence of any of the events set forth in Section 2.4 hereof, the Managing Partner shall proceed to liquidate the Partnership, and the proceeds of liquidation (the “Proceeds of Liquidation”) shall be applied and distributed in the following order of priority:

a. To the payment of debts and liabilities of the Partnership, including the expenses of liquidation, but expressly excluding all Capital Contributions of all Partners (General Partners, Limited Partners and Subordinated Limited Partners), the return of all of such Capital Contributions are provided for below and all of which is equity capital of the Partnership.

b. To the payment of any accrued but unpaid amounts due under Section 8.1 hereof.

c. To the repayment of the Capital Contributions of the Limited Partners.

d. To the repayment of the Capital Contributions of the Subordinated Limited Partners.

e. To the repayment of the General Partners’ Adjusted Capital Contributions.

f. The balance of the Proceeds of Liquidation, if any, shall be distributed to the General Partners in proportion to their respective General Partner Percentages.

(ii) Notwithstanding the foregoing, in the event the Managing Partner shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the Managing Partner, in order to avoid such loss, may, after having given Notice to all the Limited Partners and Subordinated Limited Partners, either defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership debts and obligations, or distribute the assets to the Partners in kind.

(iii) Net Income generated by transactions in connection with the dissolution and liquidation of the Partnership shall be allocated and distributed in accordance with Sections 8.1A and 8.2A hereof, respectively.

8.3 Distribution of Frozen Appreciation Amount.

Notwithstanding the provisions of Section 8.2 hereof, in the event any tract of Real Estate of Edward D. Jones & Co., L.P., or EDJ Leasing Co., L.P., is sold, then there shall be distributed from the net proceeds of such sale (prior to making any distributions pursuant to the provisions of Section 8.2 hereof) to each General Partner an amount equal to his Frozen Appreciation Amount with respect to such tract of Real Estate. The balance of any proceeds resulting from any such sale shall then be distributed in accordance with Sections 8.2 hereof or shall otherwise be used or retained by the Partnership as provided herein. As of June 6, 2014 the Frozen Appreciation Amount totaled $4,741,040.

8.4 Sale of Assets to Third Party.

A. In the event the Partnership shall sell or otherwise dispose of, at one time, all, or substantially all, of its assets (a “Sale”) to any one Person or to any one Person and its Affiliates and the Partnership is thereafter liquidated within 180 days, then the provisions of Section 8.3 and this Section 8.4 shall be applicable with respect to the order of priority of distribution of the Proceeds of Liquidation.

B. For the purposes of this Section 8.4 the term “substantially all” shall be deemed to mean assets of the Partnership or of any of its significant subsidiaries representing 80% or more of the net book value of all of the Partnership’s assets (or such significant subsidiary’s assets) determined as of the end of the most recently completed fiscal year.

C. Prior to making any payments to the General Partners pursuant to Section 8.2B(i)(f)) hereof (but after making all other payments required by Section 8.2B(i) and all payments required by Section 8.3 hereof) the Partnership shall distribute: (i) to the Limited Partners a percentage of the Premium (as hereinafter defined) equal to the same percentage of the Net Income of the Partnership which the Limited Partners shall receive (pursuant to Section 8.2A hereof) from the Partnership for the current fiscal year of the Partnership; and (ii) to the Subordinated Limited Partners an amount equal to the product of the Premium (remaining after the payment required by Section 8.4C(i) hereof) times a fraction the numerator of which is the total Capital Contributions of the Subordinated Limited Partners (on the date of the Sale) and the denominator of which is (X) the total Capital Contributions of the Subordinated Limited Partners (on the date of the Sale) plus (Y) the total of the Adjusted Capital Contributions of the General Partners (on the date of the Sale).

D. “Premium” means the Proceeds of Liquidation remaining after the payment of the items set forth in Sections 8.2B(i)(a), (b), (c), (d), and (e) hereof.

E. Any amounts payable to the Limited Partners and the Subordinated Limited Partners pursuant to this Section 8.4 shall be disbursed pro-rata to the Limited Partners and the Subordinated Limited Partners based on their Capital Contributions on the date of the Sale.

F. Neither the Partnership nor the General Partners shall have any obligation to cause a Sale to occur.

8.5 Other Sales or Dispositions to Third Party.

In the event the Partnership or any of its significant subsidiaries, in a transaction (dealing with all or substantially all of the business of the Partnership or such significant subsidiary) not covered by Section 8.4 hereof (but similar in scope to such a transaction), sells assets, merges or has a public offering, it is hereby stated that it is the intention of the General Partners that the Limited Partners and the Subordinated Limited Partners shall share in any “profit” or “premium” recognized from such transaction. Because it is impossible at this time to foresee all possible factual situations that may occur with respect to a given transaction, it is equally impossible to determine a fair, just and equitable formula at this time to distribute a portion of such “profit” or “premium” to the Limited Partners and the Subordinated Limited Partners. It is stated, however, at this time, as a matter of policy of the Partnership that it is the intention of the General Partners to allow the Limited Partners and the Subordinated Limited Partners to share a portion of such “profit” or “premium” (assuming any “profit” or “premium” is also actually distributed to the General Partners) in a fair, just and equitable manner in such amount, if any, as determined in the sole and absolute discretion of the Managing Partner at the time of such transaction. In making such determination of such amount, if any, the Managing Partner shall not be bound by the formula set forth in Section 8.4 hereof. Neither the Partnership nor the General Partners shall have any obligation, however, to cause such transaction to occur and no Limited Partner nor Subordinated Limited Partners shall have any right to bring any cause of action against the Partnership or its General Partners by reason of any statement made in this Section 8.5.

8.6 Allocation of Profits and Losses For Tax Purposes.

A. Except as provided in Sections 8.6B, C or D hereof, all Profits And Losses For Tax Purposes of the Partnership shall be allocated as follows:

(i) In any calendar year in which the Partnership has positive Profits and Losses For Tax Purposes, to the Partners with each Partner sharing therein in the proportion that Net Income distributed to the Partner and/or credited to the Adjusted Capital Contribution of the Partner bears to all Net Income of the Partnership for the calendar year.

(ii) In any calendar year in which the Partnership has negative Profits and Losses For Tax Purposes, (A) first to the Subordinated Limited Partners with each Subordinated Limited Partner bearing an amount of loss to the extent set forth in the formula described in Section 8.1A(ii) hereof; provided, however, that the total amount of losses allocated to a Subordinated Limited Partner shall not reduce such Partner’s Capital Account below zero (determined after taking into account all prior or contemporaneous cash distributions and all prior or contemporaneous allocations of income, gain, loss, deduction or credit and as determined at the close of the taxable year in respect of which such loss or deduction is to be allocated); (B) second, to the General Partners in proportion to their respective General Partner percentages, provided, however, that the total amount of losses allocated to a General Partner pursuant to this clause shall not reduce such Partner’s Capital Account below zero (determined after taking into account all prior or contemporaneous cash distributions and all prior or contemporaneous allocations of income, gain, loss, deduction or credit and as determined at the close of the taxable year in respect of which such loss or deduction is to be allocated); (C) third, to the Limited Partners in proportion to their Capital Contributions; provided, however, that the total amount of losses allocated to a Limited Partner shall not reduce such Partner’s Capital Account below zero (determined after taking into account all prior or contemporaneous cash distributions and all prior or contemporaneous allocations of income, gain, loss, deduction or credit and as determined at the close of the taxable year in respect of which such loss or deduction is to be allocated); and (D) any remaining losses shall be allocated to the General Partners in proportion to their respective General Partner Percentages or to other Partners who bear the economic risk of loss pursuant to the applicable Treasury Regulations. For the avoidance of doubt, no losses will be allocated to any Limited Partner under subclause (C) until the aggregate losses allocated to the Subordinated Limited Partners and General Partners under subclauses (A) and (B) has reduced their respective Capital Accounts to zero.

B. The Managing Partner is authorized to allocate Profits and Losses For Tax Purposes arising in any calendar year differently than otherwise provided for in this Section 8.6 to the extent that the Managing Partner determines, in his discretion, that such modifications are appropriate to cause the allocations to comply with the principles of Section 704 of the Internal Revenue Code and such modifications are in the overall best interests of the Partners. Any allocation made pursuant to this Section 8.6B shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article Eight and no amendment of this Agreement or approval of any Partner shall be required.

C. Notwithstanding any other provisions of this Agreement to the contrary, if the amount of any Partnership Minimum Gain at the end of any taxable year is less than the amount of such Partnership Minimum Gain at the beginning of such taxable year, there shall be allocated to any Partner having a negative Capital Account at the end of such taxable year (determined after taking into account any adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) gross income and gain (in respect of the current taxable year and any future taxable year) in an amount sufficient to eliminate such negative Capital Account in compliance with Treasury Regulations Section 1.704-1(b)(4)(iv)(e). Such allocation of gross income and gain shall be made prior to any other allocation of Profits And Losses For Tax Purposes. Any such allocation of gross income or gain pursuant to this Section 8.6C shall be in proportion with such negative Capital Accounts of the Partners and such allocations of gross income and gain shall be taken into account, to the extent feasible, in computing subsequent allocations of Profits and Losses For Tax Purposes of the Partnership so that the net amount of all items allocated pursuant to each Partner pursuant to this Article Eight shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article Eight if the allocations made pursuant to the first sentence of this Section 8.6C had not occurred.

D. Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Section 8.6C hereof, if any Limited Partner or Subordinated Limited Partner receives any adjustment, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that reduces such Partner’s Capital Account below zero or increases the negative balance in such Partner’s Capital Account, gross income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate any negative balance in his Capital Account created by such adjustments, allocations, or distributions as quickly as possible in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any such allocation of gross income or gain pursuant to this Section 8.6D shall be in proportion with such negative Capital Accounts of such Partners. Any allocations of items of gross income or gain pursuant to this Section 8.6D shall (i) not duplicate any allocations of gross income or gain made pursuant to Section 8.6C hereof, and (ii) be taken into account, to the extent feasible, in computing subsequent allocations of Profits and Losses For Tax Purposes of the Partnership, so that the net amount of all items allocated to each Limited Partner and Subordinated Limited Partner pursuant to this Article Eight shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article Eight if such adjustments, allocations or distributions had not occurred.

E. If and to the extent upon dissolution of the Partnership pursuant to Section 2.4 hereof the allocations under Section 8.6A are inconsistent with the following provision, then such allocations shall be adjusted to conform to the following provision: income and gain (whether ordinary income, gain under Section 1231 of the Internal Revenue Code, or capital gain) from disposition of all remaining Partnership assets shall be allocated among the Partners so that the positive balance of each Partner’s Capital Account is equal to the cash to be distributed to such Partner pursuant to Section 8.2 determined after all Capital Accounts have been adjusted to reflect the allocations of Profits and Losses For Tax Purposes of the Partnership and cash distributions made pursuant to Section 8.2 hereof.

8.7 Liability of General Partners.

Except as specified in Article Ten below, no General Partner shall be liable or accountable, directly or indirectly (including by way of indemnification, contribution, assessment or otherwise), for any debts, obligations or liabilities of, or chargeable to, the Partnership or each other, whether arising in tort, contract, or otherwise, which are created, incurred or assumed by the Partnership (or owing to creditors or Partners during liquidation of the Partnership) while the Partnership is a registered limited liability limited partnership.

ARTICLE NINE

BOOKS, RECORDS AND REPORTS,

ACCOUNTING, TAX ELECTIONS, ETC.

9.1 Books, Records and Reports.

A. Proper and complete records and books of account shall be kept (or caused to be kept) by the Partnership in which shall be entered all transactions and other matters relative to the Partnership’s business. The Partnership’s books and records shall be prepared in accordance with GAAP. The books and records shall at all times be maintained at the principal office of the Partnership and shall be open for examination and inspection by the Partners or by their duly authorized representatives during reasonable business hours. In particular, the following books and records shall be kept:

(i) a current list and a past list of the full name and last known mailing address of each Partner, specifying the General Partners, the Limited Partners and the Subordinated Limited Partners, in alphabetical order, including the date of admission or withdrawal of each Partner. To the extent provided by the Missouri Limited Partnership Act, these lists shall be provided to the Secretary of State of Missouri, without cost, upon his written request;

(ii) a copy of the Certificate of Limited Partnership and all Certificates of Amendment thereto, together with executed copies of any Powers of Attorney pursuant to which any Certificate has been executed;

(iii) copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent fiscal years; and

(iv) copies of any written Partnership Agreements in effect and any financial statements of the Partnership for the three most recent years.

B. The Partnership shall have prepared at least annually, at the Partnership’s expense, financial statements (balance sheet, statement of income or loss, partners’ equity, and changes in financial position) prepared in accordance with GAAP, which shall fairly reflect the Partnership’s financial position at the date shown and its results of operations for the period indicated. Copies of such statements and report shall be made available to the Partners annually. Such financial statements shall be audited by an auditing firm selected by the Audit Committee.

C. The Partnership shall have prepared at least annually, at the Partnership’s expense, a report containing Partnership information necessary in the preparation of the Partners’ federal income tax returns. Copies of such report shall be distributed to each Partner as promptly as possible.

9.2 Bank Accounts.

The bank accounts of the Partnership shall be maintained in such banking institutions as the Managing Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the Managing Partner may determine.

9.3 Depreciation and Elections.

A. All elections required or permitted to be made by the Partnership under the Internal Revenue Code shall be made by the Managing Partner.

B. Notwithstanding anything to the contrary in this Section 9.3, the Managing Partner shall not be responsible for initiating any change in accounting methods from the methods initially chosen.

C. The Managing Partner is hereby designated as the “Tax Matters Partner” under Section 6231(a)(7) of the Internal Revenue Code.

9.4 Fiscal Year.

The fiscal year of the Partnership shall be the calendar year for tax purposes.

ARTICLE TEN

LIABILITY; INDEMNIFICATION

10.1 Liability of General Partners.

A. A General Partner shall only be liable to make the payment of the General Partner’s Capital Contribution required hereunder. No General Partner shall be liable for any obligations of the Partnership, any other General, Limited or Subordinated Limited Partner or the Managing Partner, unless personally guaranteed by the General Partner pursuant to a separate document.

B. No distribution of Net Income or other cash made to any General Partner shall be determined a return or withdrawal of a Capital Contribution unless so designated by the Managing Partner in his or her sole and exclusive discretion. No General Partner, except as otherwise specifically provided in the Missouri Limited Partnership Act, or the Missouri Partnership Act, shall be obligated to pay any distribution to or for the account of the Partnership or any creditor of the Partnership.

10.2 Exculpation.

No General Partner or former General Partner (individually, and collectively, a “Covered Person”) shall be liable to the Partnership or any other Person for any losses, claims, damages, liabilities, costs, expenses (including reasonable legal and experts’ fees, costs and expenses), judgments, awards, fines, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (each, a “Claim”) incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Partnership or failure to act (even if such action, omission or failure to act constituted negligence on such Person’s part) on behalf of the Partnership; provided, however, that (and notwithstanding any other provision contained in this Agreement) this provision shall not limit the liability of a Covered Person (a) for fraud, (b) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (c) for any transaction in which such Covered Person derived improper personal benefit. Any repeal or modification of this Section 10.2 shall not adversely affect any right or protection of a Covered Person existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

10.3 Indemnification by Partnership.

To the fullest extent permitted under applicable law, the Partnership shall indemnify, defend and hold each Covered Person harmless from and against any and all Claims brought against such party arising out of or in connection to acts or omissions performed in connection with the business of the Partnership, and shall indemnify and hold each such Covered Person harmless from and against all resulting awards, settlements, damages liabilities, fines, costs and expenses (including reimbursement of reasonable attorneys’ and experts’ fees and court costs), to the extent that such Claim results from or is attributable to acts or omissions performed or omitted to be performed by such Covered Person unless such act was not: (a) in good faith on behalf of the Partnership, (b) in a manner reasonably believed by such indemnitee to be within the scope of the authority granted to him/her by this Agreement, nor (c) in the best interests of the Partnership; provided, however, the Partnership shall have no indemnification obligation for Claims to the extent directly attributable to acts or omissions of such Covered Person that constitute (i) fraud, (ii) acts or omissions of a Covered Person not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (c) for any transaction in which such Covered Person derived improper personal benefit.

10.4 Indemnification by General Partners.

A. To the fullest extent permitted under applicable law, each individual General Partner, severally but not jointly and severally, shall indemnify, defend, and hold harmless the Partnership from and against any Claims brought by or on behalf of a third party arising against the Partnership or any Covered Person out of or in connection to the acts or omissions of such individual General Partner that constitute (i) fraud, (ii) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (iii) for any transaction in which such General Partner derived improper personal benefit.

B. For purposes of satisfying any indemnification and any saving harmless obligations under this subsection 10.4, the Partnership has discretion to require the indemnifying party to sell any and all of his or her Partnership assets to fulfill such obligations.

10.5 Control of Defense.

The indemnified party shall notify the indemnifying party promptly and in writing of any Claim for which it is entitled to indemnification hereunder. Failure or delay in providing such notice shall not relieve the indemnifying party of its indemnification obligations, except to the extent the indemnifying party demonstrates that the defense or settlement of the Claim has been prejudiced thereby. The Partnership shall have the absolute right to control the defense and settlement of any Claim (whether it is the indemnitee or indemnitor hereunder) in it sole discretion, or may at any time tender control of the defense or settlement of such Claim to the indemnified party.

10.6 Effect of Future Amendments to Partnership Agreement.

In the event that an amendment to this Agreement reduces or eliminates any Covered Person’s right to indemnification pursuant to Section 10.3, such amendment shall not be effective with respect to any Covered Person’s right to indemnification that accrued prior to the date of such amendment. For purposes of this Section, a right to indemnification shall accrue as of the date of the event underlying the Claim that gives rise to such right to indemnification.

10.7 Expenses; Certain Limitations.

A. Expenses (including reasonable legal fees and expenses) incurred by a Covered Person in defending any Claim shall timely be advanced by the Partnership prior to the final disposition of such Claim upon receipt by the Partnership of a written agreement by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in this Agreement.

B. Without limiting Section 10.7A, the Partnership shall not be obligated pursuant to this Agreement:

(i) to indemnify or advance expenses to a Covered Person with respect to a Claim (or part thereof) initiated by such Covered Person, except with respect to a Claim brought to establish or enforce a right to indemnification (which shall be governed by the provisions of Section 10.3, unless such Claim (or part thereof) was authorized or consented to by the Managing Partner;

(ii) to indemnify a Covered Person for any expenses incurred by such Covered Person with respect to any Claim instituted by the Covered Person to enforce or interpret this Agreement, unless the Covered Person is successful in establishing the Covered Person’s right to indemnification in such Claim, in whole or in part, or unless and to the extent that the court in such Claim shall determine that, despite the Covered Person’s failure to establish such Person’s right to indemnification, the Covered Person is entitled to indemnity for such expenses; provided, however, that nothing in this Section 10.7B(ii) is intended to limit the Partnership’s obligation with respect to the advancement of expenses to the Covered Person in connection with any such Claim instituted by the Covered Person to enforce or interpret this Agreement;

(iii) to indemnify a Covered Person in connection with Claims involving the enforcement of non-compete and/or non-disclosure agreements or the non-compete and/or non-disclosure provisions of employment, consulting or similar agreements such Covered Person may be a party to with the Partnership, or any subsidiary of the Partnership or any other applicable foreign or domestic corporation, partnership, joint venture, trust or other enterprise, if any;

(iv) to indemnify a Covered Person for amounts indemnified by the Partnership other than pursuant to this Agreement and amounts paid pursuant to policies of directors and officers liability or other insurance;

(v) to indemnify a Covered Person in respect to remuneration paid to the Covered Person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; or

(vi) to indemnify a Covered Person if a final adjudication by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

10.8 Non-Exclusivity.

The indemnification and advancement of expenses provisions set forth in this Agreement shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Missouri Limited Partnership Act, the Missouri Partnership Act, the Certificate of Limited Partnership, this Agreement, any other agreement, a vote of General Partners, a policy of insurance or otherwise, and shall not limit in any way any right which the Partnership may have to make additional indemnification with respect to the same or different persons or classes of persons, as determined by the Managing Partner. The indemnification and advancement of expenses set forth in this Agreement shall continue as to a Person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a Person.

10.9 Insurance.

The Partnership may purchase and maintain insurance to cover claims against the Covered Persons in such capacity, or arising out of their status as Covered Persons, whether or not the Partnership would have the power to indemnify them against such liability under this Article Ten.

10.10 Settlement.

The Partnership shall have no obligation to indemnify a Covered Person under this Agreement for amounts paid in settlement of any Claim without the Partnership’s prior written consent, which shall not be unreasonably withheld. The Partnership shall not settle any Claim in any manner that would impose any fine or other obligation on a Covered Person without such Covered Person’s prior written consent, which shall not be unreasonably withheld.

ARTICLE ELEVEN

MEDIATION/ARBITRATION

THIS AGREEMENT CONTAINS THE FOLLOWING

BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED

BY THE PARTNERSHIP AND THE PARTNERS

11.1 Mediation/Arbitration.

A. Any controversy, claim or dispute between the Partnership and any Partner or former Partner or between Partners and/or former Partners (individually a “Party” and collectively the “Parties”), including, but not limited to, any controversy, claim or dispute arising out of or relating to any provision of this Agreement or the breach, termination or validity thereof or any breach of an actual or implied contract of employment between the Partnership and a Party, or any claim of unjust or tortious discharge (including any claim of fraud, negligence, or intentional or negligent infliction of emotional distress) or any document or agreement or policy of the Partnership (including, but not limited to, Partnership benefit and retirement plans, Partnership office manuals, Partnership affirmative action plans and Partnership policies), equal opportunity employer plans and policies or any claims or violations arising under the Civil Rights Act of 1964, as amended and effective November 21, 1991, including amendment to 42 U.S.C. 2000e et seq., 42 U.S.C. 1981, the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. 201 et seq., the Rehabilitation Act of 1973, 29 U.S.C. 701 et seq., or of the Missouri Human Rights Act, 213.010 R.S. Mo. et seq., the Missouri Workers Compensation statute or any violation of the Missouri Service Letter Statute, 290.140 R.S. Mo., or any other relevant federal, state, or local statutes or ordinances, also including without limitation, the application, interpretation, performance or enforcement of any right, obligation or fiduciary duty under this Agreement or such other documents and agreements whether arising before or after the date of this Agreement (collectively, a “Dispute”) as to which a Party otherwise would have the right to pursue litigation will be resolved as provided for in this Article Eleven, which shall be the sole and exclusive procedures for the resolution of any Dispute. This Article Eleven shall survive termination of the partnership relationship established by the Agreement. These procedures are for the settlement of Disputes only and are not to be used for disagreements concerning Partnership policy, organization or practice management. Nothing contained in this Section 11.1 is intended to expand any substantive rights any Party may have under other Sections of this Agreement, and any action of the Partnership taken by a vote of the Partners or the Executive Committee or by the action of the Managing Partner, when taken in accordance with the terms of this Agreement, shall be final, binding and conclusive as so provided in this Agreement. The Parties intend that the foregoing provisions shall encompass any other statutory and common law rights, obligations or duties, whether or not specifically referred to herein, of a similar or dissimilar nature, which are or may be granted to any Party hereto, by the laws of any state or country in which any Party resides or engages in the business of the Partnership.

B. If any Party has a Dispute with any other Party, then (if discussions among the Parties have failed) such Party and the other Party may have the Dispute mediated by one person chosen by agreement of such Parties. The mediator, after consultation with the Parties, will determine the mediation procedures to be followed. The fees and expenses of the mediator shall be paid by the Partnership. If no mutual agreement can be reached to mediate or upon the identity of the mediator, then the Dispute will be settled by binding arbitration under the procedures set forth below.

C. All Disputes that cannot be resolved by mediation will be settled by binding arbitration under the procedures set forth below.

D. Any Party may, if mediation has failed to resolve the Dispute (or if the Parties fail to agree on a mediator), commence arbitration by written notice to the other Party. Thereafter, arbitration shall be conducted in the manner described in Section 11.1F.

E. Except as provided in Section 11.1B, arbitration, under the Code of Arbitration Procedure of FINRA, shall be the exclusive remedy for any Dispute. Any Party may apply to the Exclusive Venues for injunctive, specific enforcement or other relief in aid of the arbitration proceedings or to enforce judgment of the award in such arbitration proceeding, but not otherwise. Any award issued by the arbitrators pursuant to these provisions may be entered and enforced in the Exclusive Venues and any other appropriate jurisdiction.

F. The Parties agree among themselves that the arbitration proceedings shall be conducted as follows:

(i) All proceedings conducted shall be deemed private and confidential and shall not be disclosed to the public by either the arbitrators or the Parties to the arbitration. The Parties acknowledge that the Partnership’s administrative offices and the books and records (including accounting data) of the Partnership are all located in the St. Louis, Missouri metropolitan area, and, accordingly, the Parties agree to request that the arbitration proceedings and hearings shall be held in the St. Louis, Missouri metropolitan area (unless otherwise agreed by the Parties or decided by the arbitrators).

(ii) The exclusive award for any Dispute shall be recovery of compensatory damages (that is, damages which compensate a party for actual damages suffered), and each Partner hereby waives any and all other forms of damages including multiple, punitive or exemplary damages, damages for emotional distress, mental anguish or suffering and consequential damages.

(iii) The applicable substantive law of Missouri or the United States (notwithstanding that a Party to a Dispute may be a resident of another state or country), as the case may be, shall be used in rendering any award. Such award shall be final and binding on all Parties and may be entered as a judgment, under seal, and enforced in the appropriate jurisdiction.

11.2 Forum Selection.

If any court or tribunal of competent jurisdiction shall refuse to enforce Section 11.1 or determine a matter is not a Dispute, then, and only then, shall the alternative provisions of this Section 11.2 be applicable. The Partners acknowledge that the Partnership’s administrative offices and the books and records (including accounting data) of the Partnership are all located in the St.

Louis, Missouri metropolitan area and, accordingly, the Partners agree that it would be more convenient for, and in the best mutual joint interest of, the Partners and the Partnership that, in the event of a Dispute, venue for litigation shall be laid exclusively in the Circuit Court of the County of St. Louis, Missouri or in the United States District Court for the Eastern District of Missouri. Such Circuit Court and United States District Court are together referred to as the “Exclusive Venues” for litigation. The Partnership and each Partner agree not to institute any litigation except in the Exclusive Venues and further agree that specific enforcement of this covenant with respect to Exclusive Venues may be awarded to the Partnership and each Partner by means of all available legal or equitable remedies, including, without limitation, a temporary restraining order. The Partnership and each Partner hereby submit to the personal jurisdiction of the Exclusive Venues and waive any requirement for setting bond for a temporary restraining order. The Firm and each Partner hereby waive any right it or such Partner may have to a jury trial in any litigation brought in accordance with this Agreement.

11.3 Statute of Limitations.

The commencement of arbitration hereunder shall commence within the shorter of (i) five (5) years after the cause of action accrued and (ii) the statute of limitations of the State of Missouri applicable to the commencement of a lawsuit with respect to such cause of action, except no defenses shall be available based upon the passage of time during any mediation conducted pursuant to this Article Eleven. The failure to commence an arbitration within said time period will bar the cause of action.

11.4 Other Agreements.

Notwithstanding anything to the contrary contained in any other document or agreement requiring arbitration, including, but not limited to, Form U-4, signed by any Party, the Parties agree that if the matter in controversy is, in whole or in part, a Dispute, then the provisions of this Article shall control such arbitration.

ARTICLE TWELVE

GENERAL PROVISIONS

12.1 Appointment of Attorneys-in-Fact.

A. Each Partner, by the execution hereof, hereby irrevocably constitutes and appoints James D. Weddle and the then Managing Partner (at any time the Managing Partner is not James D. Weddle), his true and lawful attorney-in-fact, and each of them, with full power and authority in his name, place and stead, to execute or acknowledge (on behalf of such Partner and/or the Partnership) under oath, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement including:

(i) All certificates and other instruments (including this Agreement or any certificate of limited partnership or certificate of limited liability partnership and any amendment thereof) which the Managing Partner deems appropriate to qualify or continue the Partnership as a registered limited liability limited partnership under the Missouri Limited Partnership Act and the Missouri Partnership Act (or a partnership in which the Partners will have limited liability comparable to that provided by the Missouri Limited Partnership Act and the Missouri Partnership Act) or under the laws of any other jurisdiction in which the Partnership may conduct business;

(ii) All amendments to this Agreement (subject to Section 4.2B hereof) or any certificate of limited partnership or any certificate of limited liability partnership which are required to be filed or which the Managing Partner deems to be advisable to file;

(iii) All instruments which the Managing Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement;

(iv) All conveyances and other instruments which the Managing Partner deems appropriate to reflect the dissolution and termination of the Partnership; and

(v) All other instruments, documents or contracts (including, without limiting the foregoing, any deed, lease, mortgage, note, bill of sale, contract, trust agreement, guarantee, partnership agreement, indenture, underwriting agreement or any instrument or documentation which may be required to be filed (or which the Managing Partner deems advisable to file) by the Partnership under the laws of any state or by any governmental agency) requisite to carrying out the intent and purpose of this Agreement and the business of the Partnership and its Affiliates.

B. The appointment by all Limited Partners and Subordinated Limited Partners of James D. Weddle and the then Managing Partner (at any time the Managing Partner is not James D. Weddle), as attorney-in-fact, and each of them, shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of James D. Weddle and the then Managing Partner (at any time the Managing Partner is not James D. Weddle), and each of them, to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership. The foregoing power of attorney shall survive the death, disability or incompetency of a Partner or the assignment by any Partner of the whole or any part of its interest hereunder.

12.2 Word Meanings.

The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

12.3 Binding Provisions.

The covenants and agreements contained herein shall be binding upon, and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

12.4 Applicable Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri.

12.5 Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart, except that no counterpart shall be binding unless signed by the Managing Partner.

12.6 Entire Agreement.

This Agreement contains the entire agreement between the parties and supersedes all prior writings or representations.

12.7 Separability of Provisions.

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereby are determined to be invalid or unenforceable such validity or unenforceability shall not impair the operation of or affect any other portion of this Agreement and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

12.8 Representations.

Each person who becomes a Limited Partner or a Subordinated Limited Partner hereunder does hereby represent and warrant by the signing of a counterpart of this Agreement or an amendment to this Agreement that the Partnership interest acquired by him was acquired for his own account, for investment only, not for the interest of any other person and not for resale to other persons or for further distribution. The Managing Partner has not made and hereby makes no warranties or representations other than those specifically set forth in this Agreement.

12.9 Section Titles.

Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

12.10 Partition.

The Partners agree that the Partnership’s assets are not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all right he may have to maintain any action for partition of any of the Partnership’s assets.

12.11 No Third Party Beneficiaries.

This Agreement is made solely and specifically for the benefit of the Partners and their respective successors and permitted assigns, and no other person whatsoever shall have any rights, interests or claims hereunder or be entitled to any benefits hereunder or on account of this Agreement as a third party beneficiary or otherwise.

12.12 Amendments.

In addition to the amendments otherwise authorized herein, this Agreement may be amended, from time to time, without the consent or approval of (and without prior notice to) any Limited Partner or any Subordinated Limited Partner, by the Managing Partner or by the affirmative vote of General Partners holding an aggregate of at least a majority of the total General Partner Percentages. In particular, but without limiting the foregoing, the interests of the Limited Partners and the Subordinated Limited Partners in the Net Income or the Proceeds of Liquidation of the Partnership or in any other allocation or distribution to be received by them from the Partnership pursuant to Article Eight hereof or otherwise may be reduced or increased or otherwise modified in accordance with this Section 12.12 without the consent or approval of (and without prior notice to) any Limited Partner or Subordinated Limited Partner.

12.13 Revocable Trusts.

Notwithstanding anything to the contrary herein contained, it is recognized that certain of the Partners are not persons but are revocable trusts (“Trusts”), the grantors of which (“Grantors”), except for the transfer of their partnership interests to (or the designation of) such Trusts created by them, would be the Partners. Thus, when used herein the phrases “General Partner”, “Limited Partner”, “Partner” or “Subordinated Limited Partner” shall be deemed, when the context hereof so requires (such as, without limiting the generality of the foregoing, death, disability or withdrawal of a Partner, gross negligent conduct of a General Partner, a General Partner receiving a guaranteed draw for services rendered, General Partner required submission of tax returns, sale by a General Partner of Retiring Interests after his 56th birthday) to be a reference to the Grantor of such Trust. In addition, to the extent that any General Partner has obligations or liabilities imposed upon such General Partner pursuant to this Agreement, then, if such General Partner is a Trust, such General Partner, by such General Partner’s signature hereto (and the Grantor of such Trust by such Grantor’s signature hereto), hereby agrees that said obligations and liabilities are also obligations and liabilities of such Grantor.

IN WITNESS WHEREOF, the undersigned has executed this Nineteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership effective as of the day and year first above written.

ARTICLE 11 OF THIS AGREEMENT CONTAINS A BINDING

ARBITRATION PROVISION WHICH MAY BE ENFORCED

BY THE PARTNERSHIP AND THE PARTNERS

GENERAL PARTNER:

/s/ James D. Weddle
James D. Weddle

GENERAL PARTNERS AS SHOWN IN THE BOOKS AND RECORDS OF THE PARTNERSHIP*

LIMITED PARTNERS AS SHOWN IN THE BOOKS AND RECORDS OF THE PARTNERSHIP*

SUBORDINATED LIMITED PARTNERS AS SHOWN IN THE BOOKS AND RECORDS OF THE PARTNERSHIP*

*By:	/s/ James D. Weddle
James D. Weddle
Attorney-In-Fact